Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

•	2021 Equity Incentive Plan,

•	2021 Employee Stock Purchase Plan,

•	2015 Equity Incentive Plan, and

•	2013 Stock Incentive Plan

of WeWork Inc. of our report dated May 14, 2021, with respect to the consolidated financial statements of WeWork Inc. (refers to WeWork Inc. prior to the Closing on October 20, 2021) incorporated by reference in the Current Report on Form 8-K of WeWork Inc. filed with the Securities and Exchange Commission on October 26, 2021.

/s/ Ernst & Young LLP

New York, NY

December 27, 2021